GoChip Inc. $20,000,000 Class B Common Stock Offering Circular

(conforms to Regulation A+ Tier 1 rules)

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Offered directly by the issuer:

GoChip Inc. $20,000,000 Class B Common Stock Offering

	Price to public	Underwriting discount and commissions	Proceeds to Issuer	Proceeds to other persons
Per share:	$4.00	5%	$3.80	N/A
Total Minimum:	$4.00	5%	$3.80	N/A
Total Maximum:	$20,000,000	5%	$19,000,000	N/A

GoChip Inc.

275 Airpark Blvd Ste 100

Chico, CA 95973

(530) 591-5991

www.GoChip.com

Risk Factors are listed on page 3

Date of sale to the public - October 1, 2015

Risk Factors

Management believes the most significant risk to potential shareholders is the company’s inability to drive consumer adoption. Significant consumer adoption will be required in order for the company to meet its goals. Customer acquisition costs are not yet known or predictable. If customer acquisition costs are greater than the potential profit per customer the company will not be sustainable, which will result in the loss of some or all of the value of the company’s shares.

The company will need adequate capital to create consumer awareness necessary to achieve critical mass required for success. As customer acquisition costs are not known, nor are the specific metrics of digital media to introduce customers to the company’s products and services known, capital requirements could exceed available capital causing a detrimental impact on the value of the company’s shares.

Ultimate enterprise value is directly related to consumer adoption which in turn will drive additional segments of targeted industries to develop products and services based on the Company’s media format and infrastructure. If consumer adoption is not adequate to drive these additional segments, the company will not reach its intended potential and this will result in the loss of value or inability to create targeted value for shareholders.

The company plans to ultimately provide customer access to nearly all forms of digital entertainment content via its Mobile Entertainment Network. This will include short form, movie and TV content including DVR content from cable and satellite operators (Comcast, TWC, DirecTV, Dish and others), user generated content (GoPro, YouTube, Vimeo and others) and content from streaming subscription services (Amazon, Netflix, Vessel, Hulu and others). All of these sources of content have differing strategic imperatives, policies and licensing arrangements with content owners. The company’s plan to create this Mobile Entertainment Network faces numerous difficult challenges that could result in higher costs, longer implementation times or complete failure to produce the intended result, all of which would have a negative impact on shareholder value.

Internet access could become globally available, with reliable, cost effective and fast enough data access to make the company’s products and services less valuable to consumers. This would have a serious negative impact on the value of the company’s shares.

Use of Proceeds to GoChip Inc.

Net funds raised (after commissions = $19,000,000) will be used to execute the company’s business plan. The Company reserves the right to employ commissioned sales agents to sell some or all of the shares in this offering. The Company will pay approximately 5% commission to sales agents for shares sold by them.

The funds will be applied as follows:

●	$9,000,000 - Consumer awareness/marketing:

●	Tech, entertainment, family and business travel reviewers will cause early adoption

●	Social media advertising campaigns on all major platforms (Facebook, Twitter and others)

●	Targeted, performance-based, digital and traditional advertising

●	Celebrity endorsements

●	Other

●	$4,750,000 - General expenses including sales, administration and operating capital

●	$2,000,000 - Signing bonuses for company executives, management and consultants in startup team including the founder/CEO

●	$1,500,000 - Technology development:

●	Hardware and software development to enhance current and future products

●	$1,500,000 - Debt repayment including payments to company founder/CEO and related party enterprises as more fully defined below

The founder, CEO, chairman of the board of directors and majority owner of the company, along with entities he owns or has majority interest in, have provided capital loans to the business over the past several years. These loans will be partially or fully repaid upon receipt of funds from this offering. Additionally, the founder, CEO, chairman of the board of directors and majority owner of the company has worked full-time for the past several years with no compensation. In recognition of these contributions, he will receive a significant bonus, paid by the company in part or full, upon receipt of funds from this offering.

If the company does not sell all of the shares and therefore does not raise the full amount intended, the company will revise its use of proceeds accordingly. Management will always use its best judgment in the allocation of funds even if less than the full offering amount is received by the company.

THE COMPANY RESERVES THE RIGHT TO CHANGE THE USE OF PROCEEDS WITHOUT NOTICE

Description of the Business

Over the past three years, GoChip Inc. (formerly FlixChip Corp.) has formed a world class team of experienced and well connected industry veterans. The GoChip team researched, designed, patented, prototyped, tested, refined, developed and evangelized the infrastructure and product line that forms the GoChip ecosystem. The principle products and services are:

●	GoChip - our solid-state memory, collectible, core product, first production GoChips are available for sale now

●	GoChip Micro-USB - an adapter that works with our free GoChip Android Player app (available on Google Play store) to play content on GoChip media using Android smartphones and tablets, first production units are available for sale now

●	GoChip USB (first production units are available for sale now) - an adapter that works with our free:

●	GoChip OS X Player app (available on GoChip.com) to play content on GoChip media using Apple tower, desktop and notebook computers

●	GoChip Windows Player app (available on GoChip.com) to play content on GoChip media using Windows tower, desktop and notebook computers

●	GoChip Android Player app (available on Google Play store) to play content on GoChip media using Android TVs

●	GoChip Wi-Fi (second generation units are being developed for sale in 60 days) - an adapter that plays GoChip media content with:

●	iOS devices (iPhone, iPad and iPod) with our free GoChip iOS Player app (available now on Apple iTunes app store)

●	Android devices (smartphones, tablets & TVs) with our free GoChip Android Player app (available now on Google Play store)

●	OS X devices (Apple tower, desktop and notebook computers) with our free GoChip OS X Player app (v1.0 available now)

●	Windows devices (tower, desktop and notebook computers) with our free GoChip Windows Player app (will be available on GoChip.com circa September 2015)

●	GoChip SecurePlay - our cloud-based infrastructure that supports all of our apps on all platforms including the content ingestion, encoding, encryption, user management authentication and rental/sales of content to refresh blank GoChips (operational today, being continually improved to support greatly functionality and scalability for product launch circa September 2015)

●	GoChip TV 4K (in development for planned deployment mid 2016) - a Roku-like or Apple TV-like set-top-box that allows users to play any content on GoChip media (prepackaged movies, TV series or refreshed content on blank GoChips) using any TV that has HDMI inputs and importantly, can support the upcoming ultra-high definition (UHD) resolutions found increasingly on new TVs

The entire product line (except GoChip TV) and supporting infrastructure is market-ready. Over the next two years, substantial continued new product development will happen concurrently with myriad product and service enhancements to support an ever growing number of distribution channels, content sources and use cases. The initial product launch late in 2015 will include first versions of all products/services mentioned above except GoChip TV 4K that may not be ready until mid 2016. The launch assortment of GoChips will include about a dozen recently released major studio blockbuster films and TV series expected to be available to GoChip. After the initial launch, GoChip will regularly add additional new release blockbuster movie and TV series titles (on or before the availability date of the same content titles on DVD/Blu-ray) for sale to consumers. GoChip products will initially be sold on our GoChip.com website store and our Amazon.com marketplace store.

The company will develop numerous additional sales channels through partners and directly over the next two years. As an example, the company executed a multi-year, multi-million dollar, exclusive international contract with a leading global distributor of entertainment products to a specific niche. Another example is the recent completion of a paid contract with a major US automaker to integrate GoChip technology into future model year cars. Similar contracts and opportunities in the consumer electronics, satellite and cable distribution and transportation industries are already being pursued.

GoChip has been developed by an enthusiastic, ambitious group of individuals who have contributed greatly of their time and talent. Some have received some cash compensation, some have received some equity compensation and others have not. Thus far, there are no actual employees of the company, full or part time. Upon receipt of sufficient funds from this offering, the company will gradually hire about 30 individuals permanent full time, some of whom have been significant contributors to date.

The company has dedicated manufacturing space at its contract manufacturing facility in Taiwan. The company has paid for and owns its printed circuit board designs, injection molds for cases and GoChips, special proprietary memory chip components, Wi-Fi firmware, software, apps and supporting infrastructure. The company currently leases one 6,000 square foot facility, in Chico, CA, where administration, creative, printing, assembly, testing, product design and technical development are being performed. The company does not own any real estate or plants. Upon receipt of sufficient funds from this offering, the company will establish a San Francisco bay area office facility to support our technology development team. Additionally, the company will open an office in the Los Angeles area to support business development, sales, marketing, advertising and other functions where the proximity to the power center of the entertainment industry is advantageous.

The company has not filed bankruptcy, receivership or has been a party in any similar proceeding. The company has no actual or threatened material legal proceedings against it. The company has had no recent material reclassification, merger, consolidation, purchase or sale of a significant amount of assets not in the ordinary course of business.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

The company has been largely “stealth-developed” using funds primarily borrowed from its founder/CEO and related enterprises. The company was prelaunch, pre-revenue until early 2015. The financial statements for 2013 and 2014 reflect little insight except that relatively few dollars were spent on research and development compared with peer companies. The company has developed an entire ecosystem with the input and feedback from high level industry executives representing every area of its business landscape. On a traction per dollar basis the company has performed very admirably according to numerous people developing businesses in similar spaces. Therefore, the 2013 and 2014 financial statements show costs associated with developing the technology while working with numerous parties in companies based in several different countries. There are no significant changes in any particular category or area of the financial statements that would be useful in evaluating future business outcomes as these statements reflect developmental company time periods. As a developmental stage company funded by its founder, it has had almost no liquidity. The specific reason to raise the funds using this offering is to increase capitalization to allow for rapid product rollout, growth and market penetration.

The company garnered its first real revenue in the first half of 2015. The type of business the company is engaged in is highly scalable and should produce faster growing revenue than expenses (percentage) resulting in increased operating margin percent over time.

There is far too little operating experience to use historical financial statements to ascertain the likelihood of attaining any particular future goals.

The company’s plan of operation for the 12 month period following receipt of funds from this offering is well thought out and can easily be accomplished with adequate capital reserves provided by funds raised from this offering. In the event that less than $20,000,000 is raised from this offering, the company will grow correspondingly slower with fewer and smaller expenditures in advance of revenue recognition.

The 12 month operating plan following completion of this offering is summarized below:

●	Hire executives and key personnel as full time permanent employees

●	Establish bases of operation in SF and LA areas for technology development and business development respectively

●	Launch products to consumers using online sales (GoChip and Amazon)

●	Start public relations and consumer awareness campaign with approximately 200 high profile product reviewers and thought leading journalists (already contracted) that cover tech, entertainment, family and travel (our first four targeted demographics)

●	Use all major social platforms for pay-for-performance targeted consumer awareness and sales

●	Celebrity endorsements and cross-marketing opportunities through talent agencies

●	Co-marketing opportunities with brands, automakers and consumer electronics manufacturers

●	Co-marketing opportunities with content owners and distributors including studios, networks and OTT service providers

Directors, Executive Officers and Significant Employees

The table below summarizes key full time contributors during the startup phase of the company. All of these individuals, and several more, are key to the growth phase of the company. Directors are elected for three (3) year terms except the Chairman who is elected for six (6) year terms.

Name	Position	Age
Executive Officers:
John Strisower	Founder/CEO, Secretary, Treasurer, President	53
Dennis Hupp	SVP Sales, Marketing & Operations	43
Paul Wolfe	VP Sales	53
Han Cho	VP Supply Chain	41

Directors:
John Strisower	Chairman	53
Paul Wolfe	Director	53

Significant Employees:
Hampton Maxwell	Technology Lead	36
David Kuehne	Creative Director	60

John Strisower has served full time continuously since the inception of the company through the present time. Mr. Strisower’s term as Chairman of the Board of Directors runs from 12-1-2011 to 11-30-2017. All of the above personnel have been contributing members of the team since January 1, 2013 or before through the present time

Additionally, the following individuals have agreed to full time permanent executive and/or board positions:

●	Kevin Corbett - President Deluxe Digital, Intel Capital

●	Stacy Jolna - CPO TiVo, SVP TV Guide Digital, SVP CNN

●	David Cook - President Rovi Entertainment

●	Mitch Lowe - Cofounder Netflix, cofounder/President Redbox

●	Mariana Danilovic - KPMG, Mandalay, Sony Ventures

Brief backgrounds of key individuals follow:

John Strisower

●	GoChip Inc. - Founding CEO

●	FlixChip Corp. - Founding CEO
Was renamed GoChip Inc. in June 2015

●	PathoLase, Inc. - Founding CEO
Medical device maker with patented market leading technology, first cleared by the FDA, first cleared in Japan and South Korea

●	Travidia, Inc. - Founding CEO
Internet advertising company (still operating) sold to a consortium of newspaper companies in 2011

●	PRC Gamings Systems Inc. - Founding CEO
Patented casino table game player tracking system company (still operating) sold to Harrah’s Entertainment

●	Precision Resource Company, LLC - Founding CEO
Computer networking company (still operating), sold in a management buyout

●	BS Computer Science, California State University Chico

●	Certified Network Engineer

Kevin Corbett

●	Deluxe Digital Distribution Company 2011-2015 - President and Chief Executive

●	MacAndrews & Forbes 2009-2011 - Executive Vice President Corporate Development

●	Intel Corporation 1992-2009

●	Intel Capital Media Entertainment 2007-2009 - Vice President and Managing Director

●	Intel Digital Home Content Group 2005-2007 - Vice President and General Manager

●	Intel Digital Platforms Group 2003-2005 - Vice President and Chief Technology Officer

●	Intel Desktop Platforms Group 2001-2003 - Vice President Marketing and Strategy

●	Intel Desktop Platforms Group 1997-2001 - Director Strategic Planning

●	1992-1997 - Worldwide Regional Sales Manager, Compaq Account

●	BS Computer Science and Engineering, Magna Cum Laude, University of Texas

Stacy Jolna

●	MemeTV - Chief Marketing Officer/Cofounder

●	Newscorp./TV Guide - Senior Vice President

●	Fallon Worldwide - Business Lead

●	TiVo - Chief Programming Officer/Strategic Partnerships

●	Time Warner/CNN - SVP/Senior Executive Producer

●	MS Journalism, Boston College

David Cook

●	Rovi - Senior Vice President and General Manager Entertainment Store

●	CinemaNow - President and COO

●	Loudeye - Vice President of Media

●	Widevine - advisory board member

●	Entertainment Merchant Association - board member

Mitch Lowe

●	Redbox 2003-2011 - Cofounder, Chief Operating Officer and President

●	Netflix 1998-2003 - Cofounder, Vice President Business Development and Strategic Alliances

Mariana Danilovic

●	Hollywood Portfolio - Founder and Managing Director

●	Infiom - CEO and Director

●	Ultralivetv - President, CEO and Director

●	NTN Buzztime, Inc. (AMEX:NTN) - EVP Business Development

●	MediaZone - VP Business Development, Content Aggregation and Programming

●	KPMG LLP Digital Media Incubator - founder and director

●	Mandalay Entertainment - Head Business Development

●	Sony Pictures Entertainment Venture Fund - board member

●	Producers Guild of America - Board of Directors

●	Academy of Television Arts and Sciences - member

●	Tim Draper’s Zone Club - Board of Directors member

●	Los Angeles Mayor Richard Riordan’s Digital Coast Roundtable - board member

●	MBA - Anderson Graduate School of Management, UCLA

●	BA Mathematics, Minor in Biomedical Engineering, UCSD

Dennis Hupp

●	Universal Music Group - Vivendi Entertainment / Genius Products 2006–2012 - Senior Vice President, Sales

●	The Walt Disney Company - Buena Vista Home Entertainment 1997–2006 - Director & Walmart Team Leader

●	BA Speech Communication - Sales and Marketing concentration - Miami University

Han Cho

●	Barnes & Noble, Inc. 2010-2011 - Senior Manager, Supply Chain Sourcing

●	Apple, Inc. 2005-2009 - Manager, Global Supply Chain Management

●	Motorola, Inc. 1999-2005 - Strategic Supply Chain Team Lead

●	Caterpillar, Inc. 1997-1999 - Design Engineer

Notes:

●	There are no family relationships between any two members of the current or planned staff of the company

●	No members of the team have disqualifying criminal records or have filed bankruptcy in the past 5 years

Compensation of Directors and Executive Officers

As mentioned earlier in this offering circular, the GoChip team has been enthusiastically operating with little or no compensation since its inception over three years ago. As a result, the three highest paid executives were cumulatively paid $97,465 by consulting contract in 2014, our last complete fiscal year. The company currently has only one director (of a three member board with two vacancies) who is also our founder, CEO and chairman. The company’s total board compensation during its last complete fiscal year, 2014, is zero.

As mentioned elsewhere in this offering circular, the company intends to compensate its team with appropriate signing bonuses and industry competitive compensation going forward following receipt of funds from this offering. As such, the top three executives of the company will be paid cumulatively approximately $750,000 per year with a cumulative total bonus pool of about $350,000 for a combined cash compensation pool of about $1,100,000 for the company’s top three executives on an annual basis.

The company will provide senior level executives with bonus incentive plans that will pay up to approximately 50% of their respective base salary upon attainment of 3-5 very specific objective goals agreed to in writing at the beginning of each fiscal year. The company will have three broad categories of employees: executive level, management level and staff level. Benefits will be consistently applied in each of these three levels with comparable benefits offered at similar levels for other firms with similar personnel and mission in similar geographic range.

The company plans to offer no more than $5,000 cash per quarter for total board of directors compensation. The company will also pay its board of directors members some equity or equity equivalent commensurate with other comparable firms. The company reserves the right to change board of directors compensation at any time, without notice. This will allow management to accommodate possible changes in strategy, competitive compensation and desired additions to the board of directors.

Security Ownership of Management and Certain Securityholders

John Strisower, the company’s founder, CEO, chairman and primary funding source since inception, whose mailing address is 275 Airpark Boulevard, Suite 100, Chico, CA 95973, is the only beneficial owner of more than 10% of any class of the company’s stock. John Strisower owns approximately 65% of the currently outstanding Class A common stock of the company. There is no other class of stock currently outstanding.

The company’s Class A common stock currently outstanding has 100 votes per share.

The company’s Class B common stock being offered for sale with this offering circular has one vote per share. This is being done specifically so that the current management team will retain tight control of the business even after this current offering is completely sold.

Interest of Management and Others in Certain Transactions

Other than loans provided by the founder and/or from the founder’s entities (described previously) to the company on the same basis as other lenders, there are no transactions where management has a direct or indirect personal interest.

Securities Being Offered

The company is hereby offering for sale to the public, 5,000,000 shares of its newly created Class B common stock at a price of $4.00 per share, with a one (1) share minimum and no maximum number of shares, per buyer, up to the remaining amount available for sale without exceeding $20,000,000.

The Class B common stock being offered for sale herein:

I.	has no dividend rights

II.	has one vote per share which is subordinate to the Class A common currently outstanding and majority held by the company’s founder/CEO which has 100 votes per share

III.	has no liquidation rights

IV.	has no preemptive rights

V.	has no conversion rights

VI.	has no redemption provisions

VII.	has no sinking fund provisions

VIII.	has no liability to further calls or to assessment by the issuer

IX.	has limited control since the company’s Class A common shares have super-voting rights (100 votes per share) vs. the one vote per share of the Class B common and the Class A common is majority owned by the founder/CEO giving him majority control of the company even after the Class B common shares herein are sold out

X.	has no restrictions on alienability of the securities being offered

XI.	does not have any provision discriminating against any existing or prospective holder of such securities as a result of such securityholder owning a substantial amount of securities

XII.	does not have any rights of holders that may be modified otherwise than by a vote of a majority or more of the shares outstanding, voting as a class, and the class has a very small minority voting interest as described above

Financial Statements

FlixChip Corp.

Balance Sheet - Unaudited

As of December 31, 2013

Total
ASSETS
Current Assets
Bank Accounts	431.38
Total Current Assets	$431.38
Fixed Assets
1410 Computer Equipment and Software	11,263.58
1510 Accum Depr - Computer Eq&sftwr	-898.75
Total Fixed Assets	$10,364.83
TOTAL ASSETS	$10,796.21
LIABILITIES AND EQUITY
Liabilities
Accounts Payable
2000 Accounts Payable	1,507,067.24
Total Accounts Payable	$1,507,067.24
Other Current Liabilities
2210 Notes Payable	1,782,964.45
2211 Interest Payable	211,623.00
2250 Stockholder Advances	50,000.00
25500 Sales Tax Payable	145.00
Total Other Current Liabilities	$2,044,732.45
Total Liabilities	$3,551,799.69
Equity
3600 Retained Earnings	-2,063,676.59
Net Loss	-1,477,326.89
Total Equity	$-3,541,003.48
TOTAL LIABILITIES AND EQUITY	$10,796.21

2013 Balance Sheet - Unaudited

FlixChip Corp.

Statement of Comprehensive Income - Unaudited

January - December 2013

Total
Income
4010 Sales	-5,252.38
Total Income	$-5,252.38
Cost of Goods Sold	39,638.46
Gross Profit	$-44,890.84
Expenses
6015 Payroll Charge	112,329.00
622 Office Expenses	125,548.98
6310 Prof Fees - Accounting	5,000.00
6320 Prof Fees - Consulting	772,592.50
6325 Prof Fees - Legal (IP/Patents)	13,851.56
6330 Prof Fees - Legal(Corporate)	170,955.50
636 Research & Development	10,649.57
645 Telephone	9,673.60
648 Travel & Entertainment	71,913.80
Total Expenses	$1,292,514.51
Net Operating Loss	$-1,337,405.35
Other Expenses
8025 Income Tax - State	1,050.00
8029 Interest Expense	138,871.54
Total Other Expenses	$139,921.54
Net Other Income	$-139,921.54
Net Loss	$-1,477,326.89

2013 Statement of Comprehensive Income - Unaudited

FlixChip Corp.

Statement of Cash Flows - Unaudited

January - December 2013

Total
OPERATING ACTIVITIES
Net Loss	-1,477,326.89
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accounts Receivable	7,220.00
Inventory Asset	32,000.28
Accounts Payable	773,821.44
Notes Payable	517,707.44
Interest Payable - Notes Payable	138,871.54
Net Cash provided by operating activities	$-7,706.19
INVESTING ACTIVITIES
Computer Equipment and Software	1,683.25
Net cash provided by investing activities	$1,683.25
Net cash increase for period	$-6,022.94
Cash at beginning of period	6,454.32
Cash at end of period	$431.38

2013 Statement of Cash Flows - Unaudited

FlixChip Corp.

Change in Stockholders’ Equity - Unaudited

January - December 2013

	Class A Common Stock ($1 Par)	Retained Earnings	Total Stockholders’ Equity
Balance of January 1		$-2,063,676.59	$-2,063,676.59
Net Income		$-1,477,326.89	$-1,477,326.89
Balance on December 31	$-	$-3,541,003.48	$-3,541,003.48

2013 Change in Stockholders’ Equity - Unaudited

2013 Notes to Financial Statements - Unaudited

1.	Statement of Comprehensive Income is reported using accrual method

2.	The Company’s fiscal year is the calendar year

3.	Revenue is recognized upon invoicing customer or upon sale if sold online

4.	Inventory is counted at actual cost on a first-in, first-out basis

5.	Straight line depreciation is used for property, plant and equipment with five year useful life for current equipment

6.	Research and development (“R&D”) costs are expensed as incurred. Development costs of computer software to be sold, leased, or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. In most instances, the Company’s products are released soon after technological feasibility has been established. Costs incurred subsequent to achievement of technological feasibility were not significant, and software development costs were expensed as incurred during 2014 and 2013.

7.	For all periods presented, amounts billed to customers related to shipping and handling are classified as revenue, and the Company’s shipping and handling costs are included in cost of sales.

FlixChip Corp.

Balance Sheet - Unaudited

As of December 31, 2014

Total
ASSETS
Current Assets
Bank Accounts	1,332.94
Total Bank Accounts	$1,332.94
Total Current Assets	$1,332.94
Fixed Assets
1410 Computer Equipment and Software	5,128.96
1510 Accum Depreciation	2,508.70
Total Fixed Assets	$7,637.66
TOTAL ASSETS	$8,970.60
LIABILITIES AND EQUITY
Liabilities
Accounts Payable
2000 Accounts Payable	1,991,685.71
Total Accounts Payable	$1,991,685.71
Other Current Liabilities
2210 Convertible Notes Payable	1,197,748.09
2211 Interest Payable	152,710.65
2250 Stockholder Advances	50,000.00
25500 Sales Tax Payable	0.00
Total Other Current Liabilities	$1,400,458.74
Total Liabilities	$3,392,144.45
Equity
3100 Common Stock	1,032,600.00
3600 Retained Earnings	-3,541,003.48
Net Loss	-874,770.37
Total Equity	$-3,383,173.85
TOTAL LIABILITIES AND EQUITY	$8,970.60

2014 Balance Sheet - Unaudited

FlixChip Corp.

Statement of Comprehensive Income - Unaudited

January - December 2014

Total
Income
4010 Sales	1,304.90
Total Income	$1,304.90
Cost of Goods Sold	10,545.53
Gross Profit	$-9,240.63
Expenses
6035 Advertising & Marketing	10,026.00
6090 Depreciation	1,950.06
6130 Does and Subscriptions	1,236.06
6135 Equipment & Software	1,857.17
6200 Licenses and Permits	8,425.00
6220 Office Expenses	103,475.43
6320 Prof fees - Consulting	530,866.60
6325 Prof Fees - Legal (Ip/Patents)	1,321 00
6330 Prof Fees - Legal (Corporate)	9,743.61
6395 R&D - Product Development	2,236.51
6450 Telephone	7,930.53
6480 Travel & Entertainment	54,602.54
Total Expenses	$733,660.50
Net Operating Loss	$-742,910.22
Other Income
7065 Gain/Loss on Disposal of Asset	-1,857.50
Total Other Income	$-1,857.50
Other Expense
8025 Income Tax - State	800.00
8029 Interest Expense	129,202.65
Total Other Expense	$130,002.65
Net Other Income	$-131,860.15
Net Loss	$-874,770.37

2014 Statement of Comprehensive Income - Unaudited

FlixChip Corp.

Statement of Cash Flows - Unaudited

January - December 2014

Total
OPERATING ACTIVITIES
Net Loss	$-874,770.37
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accounts Payable	$484,473.47
Notes Payable	$388,471.29
Net cash used by operating activities	$-1,825.61
INVESTING ACTIVITIES
Computer Equipment and Software	$6,134.62
Accum Depr - Computer Eq&sftwr	$-3,407.45
Net cash provided by investing activities	$2,727.17
Net cash increase for period	$901.56
Cash at beginning of period	$431.38
Cash at end of period	$1,332.94

2014 Statement of Cash Flows - Unaudited

FlixChip Corp.

Change in Stockholders’ Equity - Unaudited

January - December 2014

	Class A Common Stock ($1 Par)	Retained Earnings	Total Stockholders’ Equity
Balance of January 1		$-3,541,003.48	$-3,541,003.48
Issued Shares for Converted Notes (Principal + Interest)	$1,032,600.00		$1,032,600.00
Net Income		$-874,770.37	$-874,770.37
Balance on December 31	$1,032,600.00	$-4,415,773.85	$-3,383,173.85

2014 Change in Stockholders’ Equity - Unaudited

2014 Notes to Financial Statements - Unaudited

1.	Statement of Comprehensive Income is reported using accrual method

2.	The Company’s fiscal year is the calendar year

3.	Revenue is recognized upon invoicing customer or upon sale if sold online

4.	Inventory is counted at actual cost on a first-in, first-out basis

5.	Straight line depreciation is used for property, plant and equipment with five year useful life for current equipment

6.	Research and development (“R&D”) costs are expensed as incurred. Development costs of computer software to be sold, leased, or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. In most instances, the Company’s products are released soon after technological feasibility has been established. Costs incurred subsequent to achievement of technological feasibility were not significant, and software development costs were expensed as incurred during 2014 and 2013.

7.	For all periods presented, amounts billed to customers related to shipping and handling are classified as revenue, and the Company’s shipping and handling costs are included in cost of sales.

8.	All class A common stock sold during the reporting period was due to convertible note holders’ elections to convert from debt to equity, converting all outstanding principal and interest due to class A common shares at $1.00/share

PART III—EXHIBITS

Index to Exhibits

FlixChip Corp. Articles of Incorporation

Amendment to Articles of Incorporation for Name Change to GoChip Inc.

GoChip Inc. (formerly FlixChip Corp.) Bylaws

Legality Opinion

Amended and Restated Articles of Incorporation of GoChip Inc.

Unanimous Written Consent of The Board of Directors of GoChip Inc.

Written Consent of The Sole Director of GoChip Inc.

Written Consent of The Shareholders of GoChip Inc.

Signatures

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chico, State of California, on September 9, 2015.

GoChip Inc.

By:	/s/ John Strisower
Name:	John Strisower
Title:	Founder, CEO, President, Secretary, Treasurer and Chairman of the Board of Directors

As the only current Board of Directors member, the only current executive officer and as the sole corporate officer signatory, John Strisower is the only signatory necessary for this offering circular.

A hand signed version of this document will be retained by GoChip Inc. for a period of 5 years pursuant to the Form 1-A process instructions.

Signature	Title	Date

/s/ John Strisower	Founder, CEO, President, Secretary,	September 9, 2015
John Strisower	Treasurer and Chairman of the Board of Directors